UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007
AMERICAN OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-31900	88-0451554

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1050 17th Street, Suite 2400 Denver, CO 80265

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 991-0173
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On March 6, 2007, American Oil & Gas, Inc. filed a report on Form 8-K reporting, among other things, American’s plans to file amended financial statements. Responsive to a comment letter received from the SEC’s Division of Corporation Finance requesting clarification regarding communications with American’s independent accountant, American is amending Item 4.02 to state that the plans to file amended financial statements were discussed by the Audit Committee and management with American’s independent accountants. The full text of the amended Item 4.02 is set forth below

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
In the February 28, 2007 meeting of the Audit Committee, the Audit Committee and management concluded that American should file amended financial statements for the year ended December 31, 2005 and for the quarters ended March 31, June 30 and September 30, 2006. The review was undertaken in connection with a comment letter received from the SEC’s Division of Corporation Finance and subsequent communications with the staff. The amended filings will be made to account for the April 2005 merger of Tower Colombia Corporation as a business purchase, rather than as a business combination of entities under common control. American currently estimates that the restatement will have no significant effect on the 2005 statement of operations or statement of cash flows. American currently estimates that changes to the balance sheet at December 31, 2005 will increase (a) the carrying value of oil and gas properties by approximately $5 million, (b) associated deferred tax liability by approximately $1.6 million and (c) additional paid-in capital by approximately $15 million, with approximately $11.6 million being a recognition of intangible assets including goodwill. American expects the 2005 restatement will have no effect on the 2006 statement of cash flows but will decrease net income for 2006 in the range of $300,000 to $700,000.
At the aforementioned Audit Committee meeting, the plans to file amended financial statements were discussed by the Audit Committee and management with American’s independent accountant.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2007	AMERICAN OIL & GAS, INC.
	By:	/s/ Andrew P. Calerich
Andrew P. Calerich, President

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